Exhibit 99.1

LPCN 1144 Treatment Potential Assessment in a High Fat Diet Induced Rabbit Model of Hepatic Fibrosis and NASH

Kilyoung Kim, Nachiappan Chidambaram, Anthony DelConte, Paolo Comeglio, Sandra Filippi, Kiran Vangara, Joel Frank, Kongnara Papangkorn, Benjamin J Bruno, Mahesh V Patel, and Linda Vignozzi

Background: Low free testosterone (T) level in men was independently associated with presence and severity of Non-Alcoholic Steatohepatitis (NASH) (Sarkar et al., 2019). A recent study (NCT03868059) entailing LPCN 1144 (oral T prodrug) treatment reported a significant reduction in liver fat content in male hypogonadal subjects with non-alcoholic fatty liver (NAFL). However, the potential effect of LPCN 1144 treatment on hepatic fibrosis and NASH features is unknown. A metabolic syndrome (MetS)-induced NASH rabbit model constructed by delivering high fat diet (HFD) has been previously used to assess treatment effects of injectable T and obeticholic acid (OCA) on hepatic fibrosis and NASH features (Vignozzi et al., 2014). The goal is to evaluate the treatment potential of daily LPCN 1144 on histological and biochemical features of NASH and fibrosis using this HFD-induced NASH model.

Method: Male rabbits were randomly assigned to 5 groups: regular diet (RD, n=10), HFD (n=10), HFD+LPCN 1144 vehicle (VEH, n=8), HFD+LPCN 1144 (1144, n=8), and HFD+LPCN 1144+a-tocopherol (1144+AT, n=8). The study duration was 12 weeks. The rabbits were sacrificed for liver histological, biochemical, and RNA extraction analyses at end of study. Histological scores were measured by Giemsa-PAS staining for inflammation (1-3 score), Masson’s trichrome staining (0-1 score for steatosis and 0-2 score for ballooning), Pricosirius red staining for fibrosis (Ishak score: 0-6 score), and fibrosis percentage of sampled area.

Results: Relative to RD arm, HFD and VEH arms significantly worsened NASH features and hepatic fibrosis. Histological scores and biomarker levels between HFD and VEH arms were not significantly different. Both 1144 and 1144+AT arms improved mean histological scores of NASH with fibrosis compared to HFD arm. Importantly, fibrosis % (in sampled liver tissue area) was significantly improved in both 1144 (p<0.05) and 1144+AT (p=0.05) treatment arms vs HFD arm. Both 1144 and 1144+AT arms also reduced HFD-induced elevated liver mRNA inflammation and fibrosis markers, and the observed reduction rates were comparable to those for OCA reported by Vignozzi et al., 2014. Furthermore, LPCN 1144 treatment significantly improved metabolic dysfunctions induced by HFD: insulin resistance, visceral adiposity, and low testosterone.

Conclusion: HFD induced MetS including hypogonadism and hepatic fibrosis with NASH features in a rabbit model. Histological and biomarker analyses demonstrate that LPCN 1144 improved HFD-induced hepatic fibrosis and NASH features. These preclinical findings suggest a potential role for the therapeutic use of LPCN 1144 in NASH and hepatic fibrosis which should be further evaluated in clinical studies.